Exhibit 11

                       Continental Homes Holding Corp.
                      Computation of Earnings Per Share
                    (In thousands, except per share data)


                                      Three months ended    Six months ended
                                          November 30,        November 30,
                                          ------------        ------------
Fully diluted:                           1994     1993       1994      1993
                                         ----     ----       ----      ----
Net income                              $3,092   $3,227      $7,608  $6,464
Interest expense on convertible
  subordinated notes, net of
  income taxes                             401      401        802      802
                                        ------   ------     ------   ------
                                        $3,493   $3,628     $8,410   $7,266
                                        ======   ======     ======   ======
Weighted average number of
  shares outstanding                     6,963    5,712      6,963    5,452
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes)                                 1,489    1,489      1,489    1,489
Incremental shares relating to
  stock options exercisable                 59      120         54      126
                                        ------   ------     ------   ------
Weighted average number of shares
  outstanding assuming full dilution     8,511    7,321      8,506    7,067
                                        ======   ======     ======   ======

Fully diluted net income per share     $   .41  $   .50    $   .99  $  1.03
                                       =======  =======    =======  =======